Exhibit 10.25

RESTRICTIVE COVENANT AGREEMENT

This RESTRICTIVE COVENANT AGREEMENT (this “Agreement”), is dated as of the 13th day of September, 2014, between Cannery Sales Holding Corp., a Delaware corporation (“Buyer”), Steven MacGregor Read, Jr. (the “Executive”) and certain trusts identified on the signature pages hereto that are owned and/or controlled by, or for the benefit of, the Executive or one or more family members of the Executive (the “Trusts” and together with the Executive, the “Selling Stockholder”).

RECITALS:

WHEREAS, Eric Lindberg and Steven MacGregor Read, Jr. (collectively, the “Trustees”) are trustees of the Trusts which are stockholders of GOBP Holdings, Inc. (the “Company”);

WHEREAS, as trustees of the Trusts, the Trustees have the authority to act on behalf of the Trusts and desire to enter into this Agreement on behalf of the Trust;

WHEREAS, the Selling Stockholders acknowledge that the Company, through its subsidiaries, is engaged in the business of developing, operating and supplying grocery stores and of developing grocery stores and selling goods and merchandise through such grocery stores;

WHEREAS, the Selling Stockholders acknowledge that the Company is, concurrently with the execution of this Agreement, entering into an Agreement and Plan of Merger, dated as of September 13, 2014 (as amended, rested, modified or supplemented from time to time, the “Merger Agreement”), by and among Buyer, Cannery Sales Merger Corp., a Delaware corporation and wholly owned subsidiary of Buyer (“Merger Sub”), the Company and BSR LLC, acting as the Stockholders’ Representative, pursuant to which, upon the terms and subject to the conditions set forth therein, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving as the Merger as the surviving corporation, and solely as a result thereof, the Selling Stockholders are receiving a significant amount of proceeds in respect of the Selling Stockholders’ equity interests held in the Company (the “Merger Proceeds”);

WHEREAS, the Selling Stockholders further acknowledge that: (i) the protections set forth in this Agreement constitute an essential premise of the willingness of Buyer to enter into the transactions contemplated under the Merger Agreement and pay the Merger Proceeds, (ii) without such Merger Agreement transaction the Selling Stockholders would not be entitled to any Merger Proceeds, (iii) it is essential to the success of Buyer and the Company after the Closing Date (as defined in the Merger Agreement) that the Selling Stockholders enter into the protections set forth herein and the business of the Company would suffer significant and irreparable harm by the Selling Stockholders competing with the businesses of the Company and its subsidiaries (as defined in the Merger Agreement) for a period of time after the Closing Date, and (iv) Buyer would be unwilling to enter into the transaction contemplated under the Merger Agreement in the absence of the protections set forth herein and in the absence of the Selling Stockholders’ agreement to execute this Agreement;

WHEREAS, by the transactions pursuant to the Merger Agreement, the entirety of the Selling Stockholders’ goodwill with respect to the Company, inter alia, is being transferred to Buyer;

WHEREAS, Buyer seeks to preserve and protect the goodwill of the Company following the Closing (as defined in the Merger Agreement) of the transactions pursuant to the Merger Agreement; and WHEREAS, the Selling Stockholders agree that the restrictions set forth herein are reasonable and necessary in order to protect the goodwill, confidential information and other legitimate business interests of the Company and its Affiliates (as defined in the Merger Agreement) after the Closing Date.

NOW, THEREFORE, in consideration of all of the foregoing, and the mutual terms, covenants, agreements and conditions hereinafter set forth, Buyer and the Selling Stockholders hereby agree, subject to the closing of the Merger (as defined in the Merger Agreement) as follows:

1. The Selling Stockholders agree that from the Closing Date until the five (5) year anniversary of the Closing Date (or, if earlier, the two (2) year anniversary of termination of Executive’s employment with the Buyer and its Subsidiaries (as defined in the Merger Agreement) in the event such employment is terminated by the Buyer and its Subsidiaries without Cause or by Executive’s resignation for Good Reason, as such terms are defined in the Selling Stockholders employment agreement with the Company) (the “Restricted Period”), the Selling Stockholders shall not, directly or indirectly through an Affiliate (as defined in the Merger Agreement) or otherwise, own any direct or indirect interest in, manage, control, serve as a director of, participate in, consult with, render services for, or in any manner engage in any Competitive Business. As used herein, the following terms have the meanings set forth below:

(i) “Competitive Business” means any business, person or entity that, together with its Subsidiaries, directly or indirectly, (a) owns, operates or franchises one or more Competing Grocery Stores (b) sells merchandise through consignment, independent operator or similar arrangement to one or more Competing Grocery Stores, (c) distributes primarily grocery merchandise to one or more Competing Grocery Stores, (d) licenses any trademark or brand for use by one or more Competing Grocery Stores, or (e) otherwise engages in the business of operating or developing one or more Competing Grocery Stores.

(ii) “Competing Grocery Store” means any grocery store, mass merchandise or other store (excluding any convenience store with limited grocery offerings such as a gas station or Seven Eleven store but, for the avoidance of doubt, including Walmart Neighborhood Stores, Aldi and similar stores) that sells (x) discount groceries, or (y) grocery merchandise sourced through opportunistic buying, in each case, that is located within five (5) miles of any grocery store operated by the Company or its subsidiaries or by a Grocery Outlet independent operator as of the Closing Date.

Notwithstanding the foregoing, the Executive shall be permitted to provide services to (1) a private equity fund that owns a Competitive Business or (2) a conglomerate company that together with its Subsidiaries is not primarily engaged in a Competitive Business, in either case, as long as the Executive does not, directly or indirectly manage, control, serve as a director of, participate in, consult with, render services for, or in any manner engage in such Competitive Business.

2. Nothing herein shall prohibit the Selling Stockholders during the Restricted Period from being a passive owner of not more than one percent (1%) of the outstanding stock of any class of a corporation which is publicly traded and that engages in a Competitive Business, so long as the Selling Stockholders have no active participation in the business or management of such corporation, its subsidiaries or its or their businesses or operations.

3. The Selling Stockholders agree that during the Restricted Period, the Selling Stockholders shall not, directly or indirectly through an Affiliate or otherwise, (i) cause, solicit, induce or encourage any employees of the Company or the subsidiaries as of the Closing Date to leave such employment (other than through general advertisements or executive searches not specifically directed at any of the Company or the subsidiaries or any of their respective employees) or (ii) cause, induce or encourage any material actual or prospective supplier or licensor of the Company or the subsidiaries as of the Closing Date or any other Person who has a material business relationship with the Company or the subsidiaries as of the Closing Date to terminate or modify any such actual or prospective relationship.

4. In the event of the breach or a threatened breach by the Selling Stockholders of any of the provisions of any of Sections 1 through 3 above, Buyer, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).

5. This Agreement shall, except with respect to Sections 6 and 7 (which shall survive the termination of this Agreement indefinitely) terminate on the earlier of (i) the date on which the Merger Agreement terminates in accordance with its terms, and (ii) with respect to a Competitive Business, the time that the Company and its subsidiaries cease to (A) own, operate or have an economic interest in any grocery store within five (5) miles of any Competing Grocery Store of such Competitive Business and (B) sell any goods or merchandise through any grocery store within five (5) miles of any Competing Grocery Store of such Competitive Business.

6. It is the intent of the parties hereto that all questions with respect to the construction of this Agreement and the rights and liabilities of the parties hereunder shall be determined in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws thereof that would call for the application of the substantive law of any jurisdiction other than the State of Delaware. Each party irrevocably agrees for the exclusive benefit of the other that any and all suits, actions or proceedings relating to this Agreement shall be maintained in either the courts of the State of Delaware or the federal District Courts sitting in Wilmington, Delaware (the “Chosen Courts”) and that the Chosen Courts shall have exclusive jurisdiction over any proceeding and that any such proceedings shall only be brought in the Chosen Courts. Each of the parties hereto agrees that this Agreement involves at least $100,000 and that this Agreement has been entered into in express reliance on Section 2708 of Title 6 of the Delaware Code. Each of the parties hereto irrevocably and unconditionally agrees that, to the extent such party is not otherwise subject to service of process in the State of Delaware, service of process may be made on such party by pre-paid certified mail with a validated proof of mailing receipt constituting evidence of valid service sent to such party at the last address provided by either party to the other, and that service sent made pursuant to this Section 6 shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such party personally within the State of Delaware.

7. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG THE PARTIES HERETO ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER AGREEMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR FOR ANY COUNTERCLAIM THEREIN. THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OR COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

8. The Selling Stockholders agree that (i) the covenants contained herein are reasonable and lawful under the circumstances (e.g., in connection with the disposition of the Selling Stockholders’ ownership interests in the Company and its Subsidiaries and the Selling Stockholders’ goodwill related thereto in connection with the transactions described in the Merger Agreement, in return for which the Selling Stockholders are receiving cash and other good and valuable consideration), (ii) the Selling Stockholders have consulted with counsel of the Selling Stockholders’ choosing, and based upon such counsel’s advice, the covenants contained herein constitute a valid and enforceable agreement under Section 16601 of the California Business and Professional Code, and (iii) the Selling Stockholders will not contest the validity or unenforceability of this Agreement during the Restricted Period. It is expressly understood and agreed that although the Selling Stockholders and the Company consider the restrictions contained in this Agreement to be reasonable and lawful, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against the Selling Stockholders, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein

9. This Agreement and the Merger Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any other agreement by the parties with respect to the subject matter hereof. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

10. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

11. This Agreement shall not be assignable by the Selling Stockholders. This Agreement may only be assigned by Buyer to any Affiliate or successor of Buyer that in either case is a successor in interest to the business of Buyer and its Subsidiaries. Upon such assignment in accordance herewith, the rights and obligations of Buyer hereunder shall become the rights and obligations of such successor.

12. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assignees of the parties hereto. Notwithstanding anything in this Agreement, the Selling Stockholders acknowledge and agrees that Buyer, its Subsidiaries and any of their respective Affiliates shall be entitled to injunctive or other relief in order to enforce the covenants as set forth in Sections 1 through 3 of this Agreement.

13. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth above.

SELLING STOCKHOLDER:

/s/ Steven MacGregor Read, Jr.
Steven MacGregor Read, Jr.

2012 SEPARATE PROPERTY TRUST DATED 01/23/12

By:	/s/ Steven MacGregor Read, Jr.
	Name:	Steven MacGregor Read, Jr.
	Title:	Trustee

TUCKERNUCK TRUST

By:	/s/ Eric Lindberg
	Name:	Eric Lindberg
	Title:	Trustee

[Signature Page to Restrictive Covenant Agreement]

CANNERY SALES HOLDING CORP.

By:	/s/ Erik Ragatz
	Name:	Erik Ragatz
	Title:	President

[Signature Page to Restrictive Covenant Agreement]